EXHIBIT 99


LAFAYETTE BANCORPORATION
133 North Fourth Street
Lafayette, Indiana 47902

CONTACT:          Robert J. Weeder
                  President and CEO

Telephone:        (765) 423-7289

FOR IMMEDIATE RELEASE:     October 21, 1998

SUBJECT: Lafayette  Bancorporation  of Lafayette,  Indiana to Acquire Three Bank
     One Branches in DeMotte, Remington and Rensselaer in Jasper County, Indiana


LAFAYETTE, INDIANA - Lafayette Bancorporation headquartered in Lafayette, Indiana announced today that Lafayette Bank and Trust Company (LB&T), a wholly-owned subsidiary of Lafayette Bancorporation, entered into an agreement with Bank One to acquire three branches of Bank One located in DeMotte, Remington and Rensselaer, Jasper County, Indiana.

As a part  of the  agreement,  LB&T  will  acquire  all of the  deposits  of the branches, which total approximately $118 million, selected loan accounts, the physical facilities and certain other fixed assets. The branches hold approximately 30% of the county's deposits. The transaction is subject to approval by the Department of Financial Institutions and the Federal Deposit Insurance Corporation and is expected to close in February, 1999.

Robert J. Weeder, President and Chief Executive Officer, stated "We are extremely pleased to be expanding into Jasper County, an economic area in which we are very familiar. This transaction provides us with the opportunity to expand outside our current marketing areas and will give us a major presence in Tippecanoe, White and Jasper Counties, all located in the northwestern part of the state. We welcome the Bank One customers and employees and will work diligently to serve them in the years ahead."

President Weeder further stated that "It is our goal to have the same local branch personnel serving the customers in a manner that will continue the respect and trust of the Demotte, Remington and Rensselaer communities and customers alike."

Lafayette Bancorporation is a $469 million bank holding company and is the parent of LB&T. LB&T currently operates fourteen full service banking offices in Tippecanoe and White counties.